Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON

January 12, 2007

NCI Building Systems, Inc.

10943 North Sam Houston Parkway West

Houston, Texas 77064

Re:	Registration Statement on Form S-8 of NCI Building Systems, Inc. Deferred Compensation Plan (Amended and Restated effective January 1, 2007)

Ladies and Gentlemen:

We have served as counsel for NCI Building Systems, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), of deferred compensation obligations (the “Deferred Compensation Obligations”) to be offered by the Company pursuant to the NCI Building Systems, Inc. Deferred Compensation Plan (Amended and Restated effective January 1, 2007) (the “Deferred Compensation Plan”).

We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and the authorization of the Deferred Compensation Plan as we have deemed necessary and advisable. In such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Deferred Compensation Obligations, when established in accordance with the terms of the Deferred Compensation Plan, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Deferred Compensation Plan, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The opinion set forth above is limited in all respects to the laws of the State of Texas and applicable federal law. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.

BAKER BOTTS L.L.P.